Exhibit 99.1
                                                                    ------------



             FOR IMMEDIATE RELEASE

             October 31, 2001


                     CONTACTS:  (Media) Tom Forsythe   763-764-6364
                     --------
                                (Analysts) Kris Wenker   763-764-2607


                GENERAL MILLS COMPLETES ACQUISITION OF PILLSBURY

          EXPANDED COMPANY HAS WORLDWIDE SALES EXCEEDING $13.5 BILLION

         $10.4 BILLION TRANSACTION VALUE INCLUDES 134 MILLION SHARES OF
          GENERAL MILLS COMMON STOCK, CASH AND DEBT UP TO $4.5 BILLION


      MINNEAPOLIS, MINN.---(October 31, 2001)---General Mills (NYSE: GIS) said today that it has completed the acquisition from Diageo plc (LSE: DGE;
NYSE: DEO) of its worldwide Pillsbury operations in a transaction valued at $10.4 billion.

      Under terms of the final agreement between General Mills and Diageo, General Mills will acquire Pillsbury in a stock and cash transaction. Consideration to Diageo includes 134 million common shares of General Mills, valued at $44 per share. The total transaction value also includes cash and assumed debt of up to $4.5 billion, of which $670 million may be paid to Diageo in whole or in part on the eighteen-month anniversary of the deal closing, depending on General Mills stock price at that time and the number of General Mills shares Diageo continues to hold on the 18-month anniversary date. If the General Mills stock price is less than $49 per share at the 18-month anniversary, Diageo will receive an amount per share equal to the difference between $49 and the actual General Mills stock trading price, up to a maximum of $5


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per share that Diageo owns at the anniversary date. As part of the final shareholder agreement, Diageo has an option to sell directly to General Mills 55 million shares of General Mills common stock at a price of $42.14 per share.

      This final transaction reflects some modification of the terms included in the companies' original agreement, announced July 17, 2000. In that preliminary agreement, Diageo was to have received 141 million shares of General Mills stock, and total cash consideration of $5.14 billion. The July 2000 agreement called for an escrow fund that would have repaid General Mills up to $642 million of the $5.14 billion cash total on the 12-month anniversary of the closing, based on General Mills' average stock price relative to a range of $38.00 to $42.55.

      The final agreement includes a standstill provision, under which Diageo is precluded from buying additional shares in General Mills for a 20-year period following the close of the transaction, or for three years following the date on which Diageo owns less than 5 percent of General Mills' outstanding shares, whichever is earlier. The agreement also generally requires pass-through voting by Diageo, so its shares will be voted in the same proportion as the other General Mills shares are voted. So long as Diageo owns at least 50 percent of the 134 million shares it received in this transaction, Diageo may designate two individuals to the General Mills board of directors. Those designees are Paul Walsh, Chief Executive Officer of Diageo, and John (Jack) Keenan, CEO of Grand Cru Consulting, Ltd., and former Deputy CEO of Diageo's Guinness United Distillers & Vintners unit (UDV). Their addition to the General Mills board brings the number of directors to 13.


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      Evercore Partners and Merrill Lynch are serving as financial advisors to
General Mills, with Wachtell, Lipton, Rosen & Katz and Collier Shannon Scott acting as legal counsel. Diageo's financial advisors are UBS Warburg and Greenhill & Co., with Sullivan & Cromwell acting as U.S. legal counsel.



This press release contains forward-looking statements based on managements' current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.